UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2007

THE TOPPS COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-15817 (Commission File Number)	11-2849283 (IRS Employer Identification No.)

One Whitehall Street, New York, NY (Address of Principal Executive Offices)	10004-2109 (Zip Code)

212-376-0300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 5, 2007, The Upper Deck Company (“Upper Deck”) and Northwood Investors LLC (together with Upper Deck, the “Upper Deck Plaintiffs”), a purported stockholder of The Topps Company, Inc. (the “Company”), commenced a lawsuit in the Delaware Court of Chancery against the Company, certain directors of the Company (the “Director Defendants”), The Tornante Company LLC (“Tornante”), funds affiliated with Madison Dearborn Partners, LLC (collectively, “Madison Dearborn”), Tornante-MDP Joe Holding LLC (“Parent”), an entity owned by Tornante and Madison Dearborn, and Tornante-MDP Joe Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Parent. In their joint complaint, the Upper Deck Plaintiffs assert, among other things, that: (i) the Company and the Director Defendants breached the confidentiality agreement, dated March 19, 2007 (the “Confidentiality Agreement”), between Upper Deck and the Company, which Confidentiality Agreement was entered into during the “go-shop” period under the Agreement and Plan of Merger, dated as of March 5, 2007 (the “Merger Agreement”), by and among the Company, Parent and Merger Sub; (ii) the Company and the Director Defendants fraudulently induced Upper Deck into entering into the Confidentiality Agreement; (iii) the Director Defendants breached their fiduciary duties to the stockholders of the Company; and (iv) Tornante and Madison Dearborn aided and abetted the Director Defendants in the breach of their fiduciary duties to the stockholders of the Company.

The Upper Deck Plaintiffs are seeking the following relief from the Court in respect of their claims: (i) an injunction preventing the defendants, including the Company, from enforcing the “standstill” provisions of the Confidentiality Agreement that prohibit Upper Deck from, among other things, directly or indirectly engaging in (A) a tender offer to acquire all or part of the Company’s outstanding capital stock or (B) the solicitation of proxies from stockholders of the Company in order to vote against approval of the Merger Agreement at any meeting of the Company’s stockholders called for the purpose of any such vote; (ii) an injunction preventing the Company from holding its special meeting of stockholders for the purpose of voting on the Merger Agreement (which meeting is scheduled for June 28, 2007) until such time as Upper Deck is released from its standstill obligations under the Confidentiality Agreement; (iii) a declaration that Upper Deck is excused from its standstill obligations under the Confidentiality Agreement; (iv) an order directing the defendants to jointly and severally account to the Upper Deck Plaintiffs for any and all damages that they suffer or incur in connection with the alleged wrongdoing on the part of the defendants; (v) a declaration that Tornante and Madison Dearborn are liable for aiding and abetting the alleged breaches of fiduciary duties by the Director Defendants; (vi) an award of all costs, including attorneys’ and expert fees, incurred by the Upper Deck Plaintiffs in connection with the lawsuit; and (vii) such other relief as may be just and proper under the circumstances. The Court has scheduled a hearing for June 11, 2007 to address the Upper Deck Plaintiffs’ demands for an injunction.

Notwithstanding the Upper Deck Plaintiffs’ commencement of the above-described lawsuit, the Company is continuing to engage in discussions and negotiations with Upper Deck and its counsel and financial advisors, and is permitting them to continue to conduct a due diligence review of the Company, relating to a possible acquisition of the Company by Upper Deck. The Company’s Board of Directors has not yet made any determination as to whether Upper Deck’s current indication of interest in acquiring the Company either constitutes a “superior proposal” within the meaning of the Merger Agreement or may reasonably be expected to result in a superior proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2007

THE TOPPS COMPANY, INC.
By:	/s/ Catherine K. Jessup

Name:	Catherine K. Jessup
Title:	Vice President, CFO and Treasurer